Exhibit 99.4

July 22, 2013

Board of Directors

Met-Pro Corporation

160 Cassell Road

PO Box 144

Harleysville, PA 19438

Ladies and Gentlemen:

We hereby consent to the inclusion of our opinion letter, dated April 21, 2013, to the Board of Directors of Met-Pro Corporation as Annex E to, and reference thereto under the captions “The Mergers—Opinion of Financial Advisor to Met-Pro,” “The Mergers—Background of the Mergers,” and “The Mergers—Met-Pro’s Reasons for the Mergers and Recommendation of the Met-Pro Board of Directors” in, the joint proxy statement/prospectus relating to the proposed merger involving Met-Pro Corporation and CECO Environmental Corp. (“CECO”), which joint proxy statement/prospectus forms a part of Amendment No. 2 to the Registration Statement on Form S-4 of CECO. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ William Blair & Company, L.L.C.

William Blair & Company, L.L.C.